07/17/2022
Private and Confidential
J B Myers
755 Winnmark Court
Roswell, GA
30067
Delivered via e-mail
Dear Joe,
Welcome to DN! We are delighted to have you on our team and look forward to the benefit of the experience and expertise you bring to the company. As a result of our conversations and the time you spent speaking to our team, we are pleased to offer you the position of EVP Global Banking at Diebold Nixdorf, Inc. (“Diebold Nixdorf” or the “Company”), reporting to Octavio Marquez, President, and Chief Executive Officer. Your employment will be based out of Atlanta (Remote) with an anticipated start date of August 22, 2022. The grade level for this position is Grade 85. We ask that you confirm your acceptance of this offer and return the signed offer letter within three (3) days. Your starting base annual salary for this position will be $550,000. You will be paid biweekly in accordance with the Company’s normal payroll practices.
BONUS
Effective 2022 you will be eligible to participate in the Annual Incentive Plan (AIP), subject to the terms and conditions of such plan. Your incentive target will be 100% of your base annual salary prorated based on your start date. The Plan will be reviewed annually and may be amended to the discretion of Diebold Nixdorf. The awards are generally paid to participants by March of each year for the previous fiscal year. Plan details will be made available to you upon your commencement of employment.

LONG-TERM INCENTIVE
Beginning in 2023, you will also be eligible to participate in the long-term incentive program in the amount of 175% of your base annual salary. The participation is linked to the global long-term incentive plan and subject to the terms and conditions of such plan which is subject to change at the discretion of the board of directors.

SIGN ON BONUS AND ONE-TIME RSU GRANT
You will also receive a one-time signing bonus in the amount of $300,000, in March 2023. It is understood that if you voluntarily resign or are dismissed for cause within 12 (twelve) months of your effective start date, you will be required to repay signing bonus of $300,000 at 100%.  In addition to the cash bonus, the Company shall award you restricted stock units with a value of $500,000 on the start date as inducement. The terms of the grant will be evidenced on an award agreement, subject to Compensation Committee approval. All subsequent awards shall be awarded pursuant to the Company’s shareholder-approved equity plan in effect at the time of the awards.

SEVERANCE BENEFITS
In the first year of your employment, if your employment is involuntarily terminated by the Company for reasons other than for Cause or you terminate your employment for Good Reason, the Company shall pay you a separation payment in an amount equal to the sum of your annual base salary and your AIP bonus at target multiplied by 1.5. The definitions of “Cause” and “Good Reason” shall be the same definitions as set forth in the Company’s Senior Leadership Severance Plan which has been provided to you and such definitions are incorporated herein by reference. You will be required to execute a release acceptable to the Company to receive the separation payment.
Before your first year employment anniversary, you are not eligible to participate in the Senior Leadership Severance Plan. On the first year anniversary of your employment, you will participate in the Company’s Senior Leadership Severance Plan as a Grade 85 Executive and the benefits under the Senior Leadership Severance Plan shall be the only severance benefits you shall be entitled to receive.

CHANGE IN CONTROL BENEFITS
You shall be eligible to participate in the Company’s Change in Control (CIC) program on terms commensurate with similarly situated executives, as determined by the Board in its sole discretion. A copy of the CIC Agreement is attached to this offer letter and shall be executed by you with the execution of this offer letter.

VACATION AND OTHER BENEFITS
Per Company policy, you will be eligible for 4 vacation weeks per calendar year. The amount of vacation you will be eligible for in 2022 will be dependent on your start date and pro-rated accordingly. The use of such vacation is subject to the terms and conditions of the Company’s vacation policy in effect at any given time. You will receive a number of paid holidays during the year in accordance with your work location.

Diebold Nixdorf offers an extensive employee benefit program. Choices exist for employees and their dependents in medical, dental, vision, life, and disability insurance. In addition, you will be automatically enrolled in the Savings and Investment Plan (401(K)), but may choose to opt out of this benefit at any time. This plan provides the opportunity to defer a portion of your pay and receive a Company match.

The specific benefits available to you, and the eligibility requirements for such benefits, are governed by the terms and conditions of the applicable plan documents. Employee contributions are required to participate in certain plans and programs. More information regarding the benefit plans and programs will be provided to you prior to your benefit enrollment period. Diebold Nixdorf’s benefit plans and programs are subject to amendment, modification, or termination by the Company, with or without notice to you.

CONDITIONS OF EMPLOYMENT
As a condition of employment, you will be required to sign Diebold Nixdorf’s Conditions of Employment which contain terms governing your employment relationship with Diebold Nixdorf including your use and protection of Diebold Nixdorf confidential information and trade secrets. This document also will contain restrictions on your ability to solicit customers and employees and may contain a restriction on your ability to work for a competitor during, and after, your employment with Diebold Nixdorf.

This offer is also contingent upon (1) a background check to be conducted, the results of which are satisfactory to the Company, and (2) completion of a pre-employment drug screen, the results of which are negative. On your first day of work, you must provide Diebold Nixdorf with document(s) to establish your identity and employment eligibility. A list of acceptable documents for establishing your identity and employment eligibility for I-9 purposes will be provided to you.

We hope your employment with us will be a mutually rewarding and enriching experience; however, your employment with Diebold Nixdorf is “at-will” which means that either you or the Company may end your employment with Diebold Nixdorf at any time, with or without a reason. Further, nothing in this letter or any other verbal or written communication to you creates or constitutes a contract for employment.

It is Diebold Nixdorf’s policy to respect the trade secrets, confidential and proprietary information of its competitors and we expect them to do the same. Diebold Nixdorf does not want, and you are not to provide to it, any confidential, trade secret or proprietary information obtained from your current or any past employer, or any other entity or person. If it is later discovered that you are or may be prohibited from working for Diebold Nixdorf due to any agreement which you had such as a non-compete agreement, or it is subsequently determined that you have improperly disclosed any confidential, proprietary or trade secret information obtained from a past employer, then Diebold Nixdorf may withdraw your offer of employment or terminate the employment relationship.

We are excited about all the knowledge, experiences, and contributions you can bring to Diebold Nixdorf. We have put together a talented team of professionals and are convinced you will be an outstanding addition to the team.
We look forward to you joining the team!

Best regards,

______________________
Elizabeth Patrick
Chief People Officer

Please indicate your acceptance to this offer below with your signature:

______________________                    _____________________
J B Myers                            Date Signed